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Release:        Immediate      Contact:   Ronda J Williams
                                   312-706-3232

                 Oil-Dri Reports 94% Earnings Increase
                on 17% Sales Increase for Third Quarter

CHICAGO - May 29, 2003 - Oil-Dri Corporation of America (NSYE: ODC) announced sales of $46,125,000 for the third quarter ended April 30, 2003, 17% greater than sales of $39,261,000 in the same quarter a year ago. The company reported net income of $977,000 or $0.17 per fully diluted share, 94% greater than income of $504,000 or $0.09 per fully diluted share, reported in the same quarter one year ago.

Sales for the nine months were $128,311,000, 4% greater than sales of $123,064,000 in the same period one year ago. Net income for the nine months was $2,607,000 or $ 0.46 per fully diluted share, a significant increase from $845,000 or $0.15 per fully diluted share in the comparable period last year.

Third quarter pre-tax income of $1,474,000 includes a $310,000 gain from real estate sales in Florida and Oregon. These sales generated cash proceeds of $654,000. Third quarter pre-tax income also includes a non-cash asset write off charge of $385,000 and a non-cash charge of approximately $350,000 to write down goodwill associated with an equity investment in Kamterter, a research and development company in the agricultural industry. Excluding these items, the company earned pre-tax income of $1,899,000.

Last year's third quarter pre-tax income of $724,000 included a gain of $769,000 from the sale of a mineral lease on land in northern Florida.
This sale generated cash proceeds of $1,000,000. Last year's third quarter pre-tax income also included a non-cash charge of approximately $100,000 to write off obsolete equipment. Excluding these items the company earned a pre-tax income of $55,000 for the third quarter in fiscal year 2002.

This year's nine month pre-tax income of $3,831,000 includes a gain of $139,000 from the sale of mineral rights in Tennessee, a payment of $675,000 from a customer who failed to meet minimum purchase requirements under a supply agreement, a $310,000 gain from real estate sales, a $385,000 asset write off and the $350,000 goodwill write down mentioned above. Excluding these items the company earned a pre-tax income of $3,442,000.

Last year's nine month pre-tax income of $1,204,000 included the gain from the sale of mineral rights of $769,000 and $100,000 equipment write off. Excluding these items, the company earned pre-tax income of $535,000 for the third quarter in fiscal year 2002.

Third Quarter Overview
----------------------
President and Chief Executive Officer, Daniel S. Jaffee stated, "We are quite pleased with the improved third quarter results and the overall financial strength of the company. Our second quarter acquisition and existing businesses both contributed significantly to the 17% sales increase. In addition to the year over year benefits from restructured distribution programs with Wal-Mart and the acquisition of assets related to the Jonny Cat(r) brand of cat litter, we saw a notable improvement in sales and profitability from the company's core businesses.

"Our continued focus on revenue management and cost control in production and distribution, has improved gross margins in the quarter from 18.5% to 21.5% and 18.7% to 21.3% for the nine months. Additionally, due to our forward fuel-purchasing program, we are partially protected from extreme price fluctuations in fuel for the remainder of the fiscal year. Our year-to-date marginal tax rate increased from 29.8% a year ago to 31.9% in this quarter due to a higher income tax rate from our Taft, Calif., facility.

Business Review
---------------
    Sales for the Consumer Products Group were ahead 15% in the
                  ----------------------
    quarter and flat for the nine months. Distribution at Wal-Mart for Cat's Pride( and Jonny Cat cat litters remain strong. While the Jonny Cat product line has positively affected sales year over year, it is clear the company will have to take steps to reinvigorate the brand.

   Consumer product sales from Oil-Dri Canada grew in the quarter. Price increases along with improved manufacturing efficiencies and lower material costs helped offset the rising costs of fuel and other manufacturing costs.

   The Crop Production and Horticultural Products Group
       ------------------------------------------------
   continues to outpace prior year sales with an increase of 37% for the quarter and 25% for the nine months. Margins, however, are under serious pressure, as these products utilize significant amounts of fuel during processing. Sales were strong due to high demand for Agsorb( agricultural carriers and Pro's Choice( sports field products.

   Sales of Pro's Choice sports field products remained strong for the quarter. Sales growth resulted from new distributor programs and strong golf course construction and rebuilds. Accounts from the newly acquired plant in Taft, Calif., are helping to expand a customer base in the agricultural arena.

   The Industrial and Automotive Products Group experienced a
       ----------------------------------------
   notable sales increase for the quarter of 15% and 6% for the nine months. Business acquired from the Taft facility has helped stimulate sales growth along with an increase in synthetic sorbent sales.

   Sales in the quarter and nine months for the Specialty
                                                ---------
   Products Group were up 10% and 3% respectively.  Despite the
   --------------
   competitive international market, domestic sales increases of Pure Flo( bleaching clays and Perform( bleaching adsorbents helped the company maintain its solid position in the industry. Increased interest in PelUnite Plus( modified lignin binder also positively impacted sales for the quarter.

Financial Overview
------------------
On March 13, 2003, Oil-Dri's Board of Directors approved a regular quarterly cash dividend of $0.09 per share of Common Stock. The dividend will be payable on June 13, 2003 to shareholders of record at the close of business May 9, 2003. This will mark the company's 102nd quarterly dividend payment. At an April 30, 2003 closing price of $11.16 and assuming cash dividends continue at the same rate, the annual yield is 3.2%.

Cash, cash equivalents and short-term investments at April 30, 2003, totaled $15,175,000. Operating cash flow for the nine months was a positive $12,641,000. Capital expenditures for the nine months totaled $7,251,000, which includes nonrecurring acquisition expenditures of $4,295,000 and recurring expenditures of 2,956,000, which is $582,000 more than the depreciation and amortization of $6,669,000. Excluding the nonrecurring expenditures, nine-month capital expenditures totaled $2,956,000, which is $3,713,000 less than the depreciation and amortization of $6,669,000.

During the third quarter the company repurchased 88,700 shares of stock at an average cost of $9.82 per share. Since January 2003 the company has purchased 105,100 shares of its common stock.

Looking Forward
---------------
Jaffee added, "Our manufacturing process is heavily dependent on natural gas and fuel oil. Natural gas prices are up over 50% versus one year ago and there is a strong positive correlation between the price of natural gas and fuel oil. This has made raising prices our number one priority as we head into the new fiscal year. As mentioned before, our natural gas contracts will expire in July resulting in our increased exposure to these high fuel costs. In anticipation, we recently started buying natural gas contracts for fiscal
2004 but at significantly higher prices than a year ago.

"Last quarter we raised the earnings estimate range to $0.30 to $0.50 per fully diluted share. In light of this quarter's strong performance, we are raising it to $0.45 to $0.60 per fully diluted share. As you will recall, our initial estimate was $0.20 to $0.40 per share. We are very pleased to have exceeded that range after just nine months."

                              ###

The company will offer a live web cast of the third quarter earnings teleconference on Friday, May 30, 2003 at 10:30 a.m. CST. To listen to the call via the web, please visit www.streetevents.com or
                               --------------------
www.oildri.com.  An archived recording of the call will be available
---------------
for approximately 30 days after the call and written transcripts of all teleconferences are posted on the Oil-Dri web site.


Oil-Dri Corporation of America is the world's largest manufacturer of cat litter and a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets.

This release contains certain forward-looking statements regarding the company's expected performance for future periods, and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties which include, but are not limited to, competitive factors in the consumer market; the level of success in implementation of price increases and surcharges; changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, energy prices, and other factors detailed from time to time in the company's annual report and other reports filed with the Securities and Exchange Commission.



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O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)
                                                   Third Quarter Ended April 30,
                                            ------------------------------------------
                                              2003   % of Sales     2002   % of Sales
                                            -------  ----------   -------  -----------
Net Sales                                   $46,125     100.0%   $39,261     100.0%
Cost of Sales                                36,210      78.5%    31,991      81.5%
                                            -------     -----    -------     ------
Gross Profit                                  9,915      21.5%     7,270      18.5%

Operating Expenses                           (7,854)    -17.0%    (6,644)    -16.9%
                                            -------     -----    -------     ------

Operating Income                              2,061       4.5%       626       1.6%
Interest Expense                               (605)     -1.3%      (597)     -1.6%
Gain on the Sale of Mineral Rights               --        --        769       2.0%
Other Income (Expense)                           18       0.0%       (74)     -0.2%
                                            -------     -----    -------     ------

Income Before Income Taxes                    1,474       3.2%       724       1.8%
Income Taxes                                    497       1.1%       220       0.6%
                                            -------     -----    -------     ------
Net Income                                   $  977       2.1%     $ 504       1.2%
                                            =======     =====    =======     ======

Net Income Per Share:
                        Basic                $ 0.18               $ 0.09
                        Dilutive             $ 0.17               $ 0.09

Average Shares Outstanding:
                        Basic                 5,564                5,614
                        Dilutive              5,714                5,712

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
                                                  Third Quarter Ended April 30,
                                            ------------------------------------------
                                             2003    % of Sales    2002    % of Sales
                                            -------  ----------   -------  -----------

Net Sales                                  $128,311     100.0%   $123,064     100.0%
Cost of Sales                               101,020      78.7%     99,990      81.3%
                                            -------     -----    --------     ------
Gross Profit                                 27,291      21.3%     23,074      18.7%

Other Contractual Income                        675       0.5%         --        --
Operating Expenses                          (22,423)    -17.5%    (20,745)    -16.8%
                                            -------     -----     -------     ------

Operating Income                              5,543       4.3%      2,329       1.9%
Interest Expense                             (1,953)     -1.5%     (1,940)     -1.5%
Gain on the Sale of Mineral Rights              139       0.1%        769       0.6%
Other Income (Expense)                          102       0.1%         46       0.0%
                                            -------     -----     -------     ------


Income Before Income Taxes                    3,831       3.0%      1,204        1.0%
Income Taxes                                  1,224       1.0%        359        0.3%
                                            -------     -----     -------     ------

Net Income                                 $  2,607       2.0%   $    845        0.7%
                                           ========      =====   ========       =====
Net Income Per Share:
                       Basic                   0.47              $  0.15
                       Dilutive            $   0.46              $  0.15

Average Shares Outstanding:
                       Basic                  5,599                5,614
                       Dilutive               5,695                5,660
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O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

                                                                   .As of April 30,
                                                                 ---------------------
                                                                   2003        2002
                                                                ---------  -----------

Current Assets                                                   $ 58,084    $ 54,776
Property, Plant and Equipment                                      49,035      52,716
Other Assets                                                       18,744      17,998
                                                                 --------    --------
Total Assets                                                     $125,863    $125,490
                                                                 ========    ========

Current Liabilities                                              $ 23,649    $ 17,600
Long-Term Liabilities                                              32,873      36,569
Stockholders' Equity                                               69,341      71,321
                                                                 --------    --------
Total Liabilities and Stockholders' Equity                       $125,863    $125,490
                                                                 ========    ========

Book Value Per Share Outstanding                                 $  12.38    $  12.70

Additions to Property, Plant and Equipment  Third Quarter        $    883    $    845
                                            Year To Date         $  7,251    $  2,937
Depreciation and Amortization Charges       Third Quarter        $  2,495    $  2,197
                                            Year To Date         $  6,669    $  6,624
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